EXHIBIT 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901

NEWS RELEASE
May 3, 2012	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Holdings Reports First Quarter 2012 Results and Revises 2012 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $47.1 million, or $0.92 per diluted share for the first quarter of 2012, compared to $52 million or $1.02 per diluted share for the same period of 2011.

“The extremely warm weather in the first quarter of 2012 had a significant impact on the earnings from the gas companies.   Heating degree days were 20% below normal for the first quarter 2012 and 23% below the first quarter 2011,” said James P. Torgerson, UIL’s president and chief executive officer.   “A full revenue decoupling mechanism is in place for electric distribution, so the weather did not have an impact on its earnings,” Torgerson added.

“We will continue to focus our efforts on controlling costs, converting customers to natural gas heating and executing on our capital expenditure program,” concluded Torgerson.

Electric distribution, CTA & other

Earnings from the electric distribution business for the first quarter in 2012 were $14.2 million, or $0.28 per diluted share, compared to $10.7 million, or $0.21 per diluted share, for the same period in 2011.  The increase in earnings was primarily attributable to increased income from the investment in GenConn, described below.

Pre-tax earnings from the equity investment in GenConn were $4.5 million, compared to pre-tax earnings of $2.1 million for the same period in 2011.  Both GenConn plants are now operating in the ISO-NE markets.  GenConn Devon became operational in the summer of 2010 and GenConn Middletown became operational in June of 2011.

Electric transmission

Earnings from the electric transmission business for the first quarter in 2012 were $7.4 million, or $0.15 per diluted share, compared to $7.7 million, or $0.15 per diluted share, for the same period in 2011.   The decrease in earnings was primarily attributable to a decrease in the allowance for funds used during construction partially offset by  income earned on an increase in rate base.

Gas distribution

Earnings from the gas distribution businesses for the first quarter in 2012 were $28.5 million, or $0.55 per diluted share, compared to $37.4 million, or $0.73 per diluted share for the same period in 2011.  Earnings for the first quarter of 2012 were negatively impacted by warmer weather during the winter heating season, which were partially offset by weather insurance.  The warmer weather decreased margin by $14.6 million compared to the same period in 2011.  The decrease in margin was partially offset by weather insurance of $3.5 million, resulting in a pre-tax weather impact of $11.1 million in the first quarter of 2012.

Corporate

UIL Holdings retains certain costs, primarily interest expense, at the holding company, or “corporate” level, which are not allocated to the various subsidiaries.  UIL Corporate incurred net after-tax costs of $3.0 million, or $0.06 per diluted share, in the first quarter of 2012, compared to net after-tax costs of $3.8 million, or $0.07 per diluted share, in the same period of 2011.  The reduction in costs was primarily attributable to a decrease in interest expense resulting from lower short-term borrowings.

Looking Forward

UIL Holdings is revising the high end of its earnings guidance.  UIL’s revised consolidated earnings estimate for 2012 is $2.00-$2.15 per diluted share compared to the previous guidance of $2.00-$2.20 per diluted share.  The revision is due to warmer than normal weather during the winter heating season, which significantly impacted gas distribution earnings.  Accordingly, guidance for the gas distribution companies has been decreased to a range of $0.70-$0.80 per diluted share from the previous guidance of $0.75-$0.90 per diluted share.

In addition, UIL is increasing the low end of the range for electric distribution, CTA & other to $0.90-$1.00 per diluted share from the previous guidance of $0.85-$1.00 per diluted share and increasing electric transmission guidance to $0.55-$0.65 per diluted share from $0.52-$0.62 per diluted share.  The revised total earnings guidance for the electric company is $1.50-$1.65 per diluted share from the previous guidance of $1.40-$1.60 per diluted share.

Category	Approximate Net Income(2)	EPS - diluted(3)

Electric distribution, CTA & other	$46 - $51	$0.90 - $1.00
Electric transmission	$28 - $33	$0.55 - $0.65

Total Electric(1)	$76 - $84	$1.50 - $1.65

Gas distribution	$36 - $41	$0.70 - $0.80
UIL Corporate	$(14) - ($13)	$(0.27) - ($0.25)

Total UIL(1)	$102 - $109	$2.00 - $2.15

(1)	Expectations are not expected to be additive
(2)	Rounded to the nearest million
(3)	Assumes approximately 51.1 million average shares outstanding

First Quarter 2012 Earnings Conference Call

In conjunction with this earnings release, UIL Holdings will conduct a webcast conference call with financial analysts on Friday, May 4, 2012, beginning at 10:00 a.m. eastern time.  UIL Holdings’ executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (BGC), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while BGC serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,800 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown, presented on a net income and per share basis is useful in understanding the change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the pretax amounts determined in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing the results by the average number of shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business as a whole.  The amounts presented in the earnings guidance show the EPS for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the 2012 net income for each line of business by the average number of shares of UIL Holdings common stock outstanding for 2012. Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company. The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and

Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the first quarter of 2012 and 2011:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011

Operating Revenues	$458,338	$561,053

Operating Expenses
Operation
Purchased power	40,658	49,263
Natural gas purchased	150,805	229,343
Operation and maintenance	86,207	85,132
Transmission wholesale	16,048	17,022
Depreciation and amortization	46,559	44,971
Taxes - other than income taxes	30,600	35,507
Total Operating Expenses	370,877	461,238
Operating Income	87,461	99,815

Other Income and (Deductions), net	8,917	4,665

Interest Charges, net
Interest on long-term debt	21,102	21,337
Other interest, net	1,535	1,307
	22,637	22,644
Amortization of debt expense and redemption premiums	609	830
Total Interest Charges, net	23,246	23,474

Income Before Income Taxes, Equity Earnings	73,132	81,006

Income Taxes	30,543	31,010

Income Before Equity Earnings	42,589	49,996
Income from Equity Investments	4,487	2,062

Net Income	47,076	52,058
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	26	14

Net Income attributable to UIL Holdings	$47,050	$52,044

Average Number of Common Shares Outstanding - Basic	50,686	50,518
Average Number of Common Shares Outstanding - Diluted	50,985	50,805

Earnings Per Share of Common Stock - Basic:	$0.93	$1.03

Earnings Per Share of Common Stock - Diluted:	$0.92	$1.02

Cash Dividends Declared per share of Common Stock	$0.432	$0.432

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
For the Three Monds Ended March 31, 2012 and 2011
(Thousands of Dollars)
(Unaudited)

	2012	2011

Net Income	$47,076	$52,058
Other Comprehensive Income, net	356	172
Comprehensive Income	47,432	52,230
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	26	14
Comprehensive Income attributable to UIL Holdings	$47,406	$52,216

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,
(thousands of dollars)	2012	2011
ASSETS
Current assets	$593,608	$667,228
Other investments	154,525	153,653
Net property, plant and equipment	2,605,634	2,570,355
Regulatory assets	943,364	983,222
Goodwill	266,205	266,797
Deferred charges and other assets	101,550	103,354
Total Assets	$4,664,886	$4,744,609

LIABILITIES AND CAPITALIZATION
Current liabilities	$558,738	$641,868
Noncurrent liabilities	612,179	650,555
Deferred income taxes	400,268	388,553
Regulatory liabilities	422,079	420,175
Total Liabilities	1,993,264	2,101,151

Long-term debt, net of unamortized discount and premium	1,546,906	1,548,347
Preferred stock of subsidiary	750	750
Net common stock equity	1,123,966	1,094,361
Total Capitalization	2,671,622	2,643,458

Total Liabilities and Capitalization	$4,664,886	$4,744,609